Exhibit 96.8

Fred H. Brown, P.Geo
FHB Consulting Services, Inc.
863 Main Street, Lynden, WA 98264

CONSENT OF QUALIFIED PERSON

I, Fred Brown, state that I am responsible for preparing or supervising the preparation of all or part of the technical report summary titled Amended Initial Assessment Technical Report Summary for the Golden Mile Property, Mineral County, NV with an effective date of 30 September 2021 as signed and certified by me (the “Technical Report Summary”).

Furthermore, I state that:

(a)I consent to the public filing of the Technical Report Summary by Fortitude Gold Corp.;

(b)	the document that the Technical Report Summary supports is 10-K/A Annual Report (the “Document”);
(c)

I consent to the use of my name in the Document, to any quotation from or summarization in the Document of the parts of the Technical Report Summary for which I am responsible, and to the filing of the Technical Report Summary as an exhibit to the Document; and

(d)

I confirm that I have read the Document, and that the Document fairly and accurately reflects, in the form and context in which it appears, the information in the parts of the Technical Report Summary for which I am responsible.

Dated at Lynden, Washington, USA this 14 of December 2022.

/s/ Fred Brown
Signature of Qualified Person

P. Geo. #171602